CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 4, 1997 for Katz Media Group, Inc. (the "Company") and March 10, 1995 for Katz Media Corporation appearing on pages F-2 and F-3, respectively, of the Company's Annual Report on Form 10-K for the year ended December 31, 1996.



/S/ PRICE WATERHOUSE LLP
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Price Waterhouse LLP
New York, New York
July 9, 1997